UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 15, 2011
COMARCO, INC.
(Exact Name of Registrant as Specified in Charter)

California	000-05449	95-2088894
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
     On September 15 2011, Comarco, Inc. (the “Company”) received a letter from Silicon Valley Bank (“SVB”) terminating the Loan and Security Agreement entered into by and between the Company and SVB on February 11, 2009 (as amended, the “Loan Agreement”) effective as of September 22, 2011. The termination of the Loan Agreement was due to the Company’s failure to meet the minimum quick ratio financial covenant of “1.25 to 1.00” for each of the periods ending February 28, 2011, March 31, 2011, April 30, 2011, May 31, 2011, June 30, 2011 and July 31, 2011. The Loan Agreement’s original maturity date was February 9, 2012.
     The Loan Agreement allowed the Company to borrow from SVB up to (x) the lesser of (i) $10,000,000 or (ii) 80 percent of the Company’s eligible accounts receivable minus (y) the amount of any outstanding principal balance of any advances made by SVB under the Loan Agreement.
     Currently, the Company has no borrowings outstanding under the Loan Agreement and SVB has issued a single letter of credit on behalf of the Company in the amount of $77,000 (the “Letter of Credit”). The letter that the Company received from SVB on August 3, 2011 provided that the Company must deposit cash with SVB in an amount equal to the aggregate amount of any letters of credit remaining undrawn. In the event that the Letter of Credit is not drawn upon before its expiration date of October 26, 2011, SVB will refund the cash collateral promptly.
     In connection with the termination, the Company must pay SVB costs of $3,500.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     See Item 1.02 above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2011	COMARCO, INC.
	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton, Vice President and
Chief Accounting Officer

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